CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form SB-2 of our report dated April 15, 2006, except for Note 9 which is dated April 18, 2006, relating to the financial statements of M Power Entertainment, Inc. for the year ended December 31, 2005.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
April 30, 2007